EXHIBIT 1.9

AMENDMENT OF THE ARTICLES OF INCORPORATION

of

VISIONARY HOLDINGS INC.

The Articles of Incorporation of Visionary Holdings Inc. shall be amended in Section 7, Schedule A, section titled “Common Shares”, by entirely replacing the current preamble and subsection (a). Section “Common Shares” subsections (b) and (c) shall remain unchanged.

The amended section “Common Shares” preamble and subsection (a) shall read as follows:

Common Shares of the Company consist of Class A Common Stock, Class B Common Stock, and Class C Capital Stock.

Common Stock

A statement of the designations of each class of Common Stock and the powers, preferences, rights, qualifications, limitations, or restrictions thereof is as follows:

Voting Rights of Class A and Class B Common Stock:

1.	Except as otherwise provided herein or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

2.	Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

3.	Each holder of shares of Class B Common Stock shall be entitled to one hundred (100) votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

Class C Capital Stock: A statement of the designation of the Class C Capital Stock and the powers, preferences, rights, qualifications, limitations, or restrictions thereof is as follows:

1.	Voting Rights of Class C Capital Stock: Except as otherwise required by applicable law, shares of Class C Capital Stock shall have no voting power and the holders thereof, as such, shall not be entitled to vote on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

2.	Conversion upon Liquidation of Class C Capital Stock: Immediately prior to the earlier of (a) any distribution of assets of the Corporation to the holders of the Common Stock in connection with a voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of the Corporation, or (b) any record date established to determine the holders of capital stock of the Corporation entitled to receive such distribution of assets, each outstanding share of the Class C Capital Stock shall automatically, without any further action, convert into and become one (1) fully paid and nonassessable share of Class A Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class C Capital Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class C Capital Stock into shares of Class A Common Stock.

The Articles of Incorporation of Visionary Holdings Inc. shall be further amended in Section 7, Schedule A, by replacing the entire current section titled "Preference Shares". The amended section “Preference Shares” shall read as follows:

Preference Shares

The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preference Shares in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, power, preferences, and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof. Except as otherwise required by law, holders of Common Shares shall not be entitled to vote on any amendment to the Articles of Incorporation that relates solely to the terms of one or more outstanding series of Preference Shares if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to the Articles of Incorporation.